EXHIBIT 99.1

Houston Wire & Cable Company Announces Results for the Quarter Ended September 30, 2020, Update on Continuing Cost and Debt Reduction

HOUSTON, Nov. 05, 2020 (GLOBE NEWSWIRE) -- Houston Wire & Cable Company (NASDAQ: HWCC) (the “Company”) announced operating results for the third quarter ended September 30, 2020 and progress on its continuing cost and debt reduction programs.

Third Quarter 2020

  Revenue of $70.2 million up 5.2% sequentially from $66.8 million in Q2
  Operating expenses as a percentage of sales decreased 252 bps, a 5.6% improvement sequentially versus Q2
  Revolver debt decreased $19.3 million or 25.8% sequentially versus Q2 and $30.6 million or 35.7% versus Q1 2020
  Return to positive EBITDA of $0.4 million for Q3
  Net loss of ($0.7) million identical to a net loss of ($0.7) million in the third quarter of 2019

Operational Update

President & Chief Executive Officer James Pokluda commented, “Throughout the third quarter, the Company made notable progress with the execution of its business recovery plan. Performance improved in several key areas including total gross profit contribution, operating expense reduction, debt reduction, and return to positive EBITDA. Given present market conditions, and understanding that economic recovery will evolve overtime, we exit the quarter an increasingly lean and profitable Company and better positioned for the period ahead.”

Third quarter results were generally better sequentially versus the second quarter, although COVID headwinds persisted. Reduced petrochemical prices curtailed investments in upstream and midstream oil and gas markets, and diminished consumer confidence stalled investments in large capital projects. Given the continued economic uncertainty of today’s operating environment, our goals remain to control what is within our realm, increase profitability through gross margin optimization and expense management, and to manage working capital prudently to drive positive cash flow.

Third quarter highlights include:

  Total operating expenses of $15.5 million improved 20.5% or $4.0 million over Q3 2019, $0.9 million or 5.6% sequentially over Q2, and $2.5 million or 13.9% over Q1 2020
  Revolver debt at $55.3 million decreased $22.6 million or 29.0% from Q3 2019, $19.3 million or 25.8% sequentially over Q2, and $30.6 million or 35.7% versus Q1 2020
  Cash provided by operating activities was $14.6 million, as we monetized working capital
  Revenue increased 5.2% sequentially
  Return to positive EBITDA

The operating expense measures taken in the second and third quarters reduced third quarter operating expenses by $0.9 million, or approximately 5.6% sequentially versus the second quarter. Second quarter operating expenses included severance and accrued vacation payments, and other expenses generated by shrinking our cost structure. We hope to realize additional savings in the fourth quarter, as we see the full impact of our expense reduction initiatives, as well as savings from on-going LEAN projects, processes and controls.

Selected Third Quarter 2020 Financial Highlights

	Three Months Ended September 30
	2020		2019
	(in thousands, except per share data)
Sales		$70,247		$85,403
Gross Margin (1)		21.3%		22.8%
Operating Expenses Interest Expense	$ $	15,509 344	$ $	19,518 812
Diluted Earnings (Loss) per share		$(0.04)		$(0.04)
Revolver Debt		$55,288		$77,903

(1)   Gross margin decreased to 21.3% in 2020 from 22.8% in 2019 primarily due to the decline in demand for our products as a result of the decline in oil and gas prices, the pandemic and lower vendor rebates and prompt pay discounts.

Improved Liquidity

The Company made great progress reducing net debt in the third quarter. The Company received a Paycheck Protection Program (“PPP”) loan of $6.2 million on May 4, 2020 funded under the Coronavirus Aid, Relief, and Economic Security Act. Our PPP loan and Revolver debt have been reduced to $57.8 million at November 4, 2020. Debt in 2020 hit a peak of approximately $95 million in the middle of the first quarter, which is a total debt reduction of $37.2 million. Our Revolver debt at November 4, 2020 was $51.6 million. The Company’s year-end goal is to reduce Revolver debt to $45 million, which would be a total Revolver debt reduction of approximately $50 million from peak to trough. The Company believes this substantial debt reduction reduces financial risk, without any deterioration of its ability to provide excellent customer service.

In addition to the programs mentioned above, we are pursuing the following medium-term initiatives to build the value of the Company:

  Concentrating the Company’s business development in areas less-exposed to the cyclicality of oil prices
  Maintaining a tight linkage between the Company’s performance and executive compensation
  Investing in Revenue, Gross Margin, and Expense Reduction initiatives that will impact 2021 and beyond

Mr. Pokluda concluded, “The Board of Directors and I sincerely appreciate all the hard work, sacrifice, and contributions our team has made in order to accomplish these results and position us for continued improvements in the periods ahead.”

About the Company
With 45 years’ experience in the industry, Houston Wire & Cable Company, an industrial distributor, is a large provider of products in the U.S. market. Headquartered in Houston, Texas, the Company has sales and distribution facilities strategically located throughout the United States.

Standard stock items available for immediate delivery include continuous and interlocked armor cable; instrumentation cable; medium voltage cable; high temperature wire; portable cord; power cable; primary and secondary aluminum distribution cable; private branded products, including LifeGuard™, a low-smoke, zero-halogen cable; mechanical wire and cable and related hardware, including wire rope, lifting products and synthetic rope and slings; corrosion resistant fasteners, hose clamps, and rivets.

Comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized online ordering capabilities and 24/7/365 service.

Forward-Looking Statements
This release contains comments concerning management’s view of the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain and projections about future events may, and often do, vary materially from actual results.

Other risk factors that may cause actual results to differ materially from statements made in this press release can be found in the Company’s Annual Report on Form 10-K and other documents filed with the SEC. These documents are available under the Investor Relations section of the Company’s website at www.houwire.com.

Any forward-looking statements speak only as of the date of this press release and the Company undertakes no obligation to publicly update such statements.

HOUSTON WIRE & CABLE COMPANY
Consolidated Balance Sheets
(In thousands, except share data)

	September 30,	December 31,
	2020	2019
	(unaudited)
Assets
Current assets:
Cash	$—	$4,096
Accounts receivable, net:
Trade	46,092	50,325
Other	2,138	6,640
Inventories, net	89,259	114,069
Income taxes	1,331	1,353
Prepaids and other current assets	2,760	1,833
Total current assets	141,580	178,316

Property and equipment, net	15,351	14,589
Intangible assets, net	10,164	10,282
Goodwill	22,353	22,353
Deferred income taxes	1,041	600
Operating lease right-of-use assets, net	12,267	13,481
Other assets	484	527
Total assets	$203,240	$240,148

Liabilities and stockholders’ equity
Current liabilities:
Book overdraft	$532	$—
Trade accounts payable	8,636	13,858
Accrued and other current liabilities	15,661	23,261
Operating lease liabilities	2,967	2,742
Total current liabilities	27,796	39,861

Revolver Debt	55,288	83,500
Paycheck Protection Program Loan	6,185	—
Operating lease long term liabilities	9,841	11,182
Other long term liabilities	2,224	1,977
Total liabilities	101,334	136,520

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized: 20,988,952 shares issued: 16,553,637 and 16,556,950 outstanding
at September 30, 2020 and December 31, 2019, respectively	21	21
Additional paid-in-capital	52,821	52,304
Retained earnings	106,273	108,626
Treasury stock, at cost	(57,209)	(57,323)
Total stockholders’ equity	101,906	103,628
Total liabilities and stockholders’ equity	$203,240	$240,148

HOUSTON WIRE & CABLE COMPANY
Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

Sales	$70,247	$85,403	$220,557	$255,999
Cost of sales	55,257	65,972	171,739	194,772
Gross profit	14,990	19,431	48,818	61,227

Operating expenses:
Salaries and commissions	7,503	9,249	25,384	27,673
Other operating expenses	7,120	9,602	21,714	24,994
Depreciation and amortization	886	667	2,468	1,754
Impairment charge	—	—	373	—
Total operating expenses	15,509	19,518	49,939	54,421

Operating income (loss)	(519)	(87)	(1,121)	6,806
Interest (expense)	(344)	(812)	(1,631)	(2,291)
Income (loss) before income taxes	(863)	(899)	(2,752)	4,515
Income tax (expense) benefit	128	178	399	(1,309)
Net income (loss)	$(735)	$(721)	$(2,353)	$3,206

Earnings (loss) per share:
Basic	$(0.04)	$(0.04)	$(0.14)	$0.19
Diluted	$(0.04)	$(0.04)	$(0.14)	$0.19
Weighted average common shares outstanding:
Basic	16,480,449	16,443,446	16,436,960	16,475,131
Diluted	16,480,449	16,443,446	16,436,960	16,558,068

HOUSTON WIRE & CABLE COMPANY
Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine Months Ended September 30,
	2020	2019

Operating activities
Net (loss) income	$(2,353)	$3,206
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Impairment of intangibles	373	—
Depreciation and amortization	2,468	1,754
Amortization of unearned stock compensation	666	1,083
Non-cash lease expense	2,686	5,143
Provision for refund liability	366	751
Provision for inventory obsolescence	907	426
Deferred income taxes	(441)	453
Other non-cash items	175	101
Changes in operating assets and liabilities:
Accounts receivable	8,603	(1,546)
Inventories	23,903	(11,968)
Prepaids	(723)	(771)
Other assets	(204)	(817)
Lease payments	(2,694)	(3,016)
Book overdraft	532	—
Trade accounts payable	(5,222)	1,036
Accrued and other current liabilities	(8,385)	(1,186)
Income taxes	22	(888)
Other operating activities	247	1,311
Net cash provided by (used in) operating activities	20,926	(4,928)

Investing activities
Expenditures for property and equipment	(1,510)	(1,742)
Expenditures for intangibles	(838)	—
Net cash used in investing activities	(2,348)	(1,742)

Financing activities
Borrowings on revolver	227,805	266,322
Payments on revolver	(256,017)	(259,735)
Proceeds from Paycheck Protection Program loan	6,185	—
Payment of dividends	(1)	(30)
Purchase of treasury stock/stock surrendered on vested awards	(35)	(1,120)
Lease payments	(611)	(154)
Net cash (used in) provided by financing activities	(22,674)	5,283

Net change in cash	(4,096)	(1,387)
Cash at beginning of period	4,096	1,393

Cash at end of period	$—	$6

Supplemental disclosures of non-cash activities
Purchase of assets under finance leases	$1,137	$1,878

CONTACT:

Eric W. Davis
Chief Financial Officer
Direct: 713.609.2177
Fax: 713.609.2168
edavis@houwire.com